Ex-99.i.i

Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

December 27, 2016

Board of Trustees of OSI ETF Trust
60 State Street, Suite 700
Boston, MA 02109

Subject:	Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A relating to OSI ETF Trust, a Delaware statutory trust
File Nos. 333-212418; 811-23167

Ladies and Gentlemen:

We have acted as counsel to OSI ETF Trust, a Delaware statutory trust (the "Trust"), including its new series, O'Shares FTSE Russell Small Cap Quality Dividend ETF, O'Shares FTSE Russell International Quality Dividend ETF, O'Shares FTSE Russell International Quality Dividend ETF (Currency Hedged), O'Shares FTSE Russell Emerging Markets Quality Dividend ETF and O'Shares FTSE Russell Emerging Markets Quality Dividend ETF (Currency Hedged) (the "Series"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Pre-Effective Amendment No. 2 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 2 to such Registration Statement under the Investment Company Act of 1940 (the "Amendment").

We have reviewed the Trust's Amended and Restated Agreement and Declaration of Trust, By-Laws, and resolutions adopted by the Trust's Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.
The shares of the Series will be issued in accordance with the Trust's Amended and Restated Agreement and Declaration of Trust, By-Laws (each as amended to date) and resolutions of the Trust's Board of Trustees relating to the creation, authorization and issuance of shares of the Series.

2.
The Series' shares will be issued against payment therefor as described in the Series' then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,
/s/ Stradley Ronon Stevens & Young, LLP